Exhibit 10.1
COOPERATION AGREEMENT
This COOPERATION AGREEMENT (the “Agreement”), dated as of March 19, 2025 (the “Effective Date”), is made and entered into by and among ELME COMMUNITIES, a Maryland real estate investment trust (the “Company”), ARGOSY-LIONBRIDGE REAL ESTATE SECURITIES, L.P. (“ALM”) and the other persons and entities listed on Schedule A hereto (collectively and together with ALM, the “Investor Group”). The Company and the Investor Group are each herein referred to as a “Party” and collectively, as the “Parties”.
WHEREAS, the Company and the Investor Group have engaged in discussions regarding various matters concerning the Company, including matters concerning the Board of Trustees of the Company (the “Board”); and
WHEREAS, the Company and the Investor Group believe that the best interests of the Company would be served at this time by, among other things, coming to an agreement with respect to the matters covered in this Agreement and by the Company and the Investor Group agreeing to the other covenants and obligations contained herein.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound by this Agreement, agree as follows:
1.    Representations and Warranties of the Company. The Company represents and warrants to ALM that (a) the Company has the trust power and authority to execute the Agreement and to bind the Company to this Agreement; (b) as promptly as practicable and within ten (10) business days of the Effective Date, the Company shall take all steps necessary under applicable law to prohibit the Company from electing to be subject to the provisions of Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), commonly referred to as the Maryland Unsolicited Takeovers Act, or MUTA, contained in Section 3-803, unless such election is first approved by the shareholders of the Company by a majority of the votes cast by shareholders entitled to vote on such matter; (c) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (d) the execution, delivery and performance of this Agreement by the Company does not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
2.    Representations and Warranties of the Investor Group.
(a)    The Investor Group, jointly and severally represents and warrants to the Company that (i)(A) as of the Effective Date, each Investor Group member and each Related Person (as defined below) beneficially owns (such term used herein as beneficial ownership is determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, only the number of the Company’s common shares of beneficial interest, par value

$0.01 per share (the “Common Shares”), as described opposite its name on Schedule A to this Agreement, and such schedule includes each Investor Group member and all Related Persons that beneficially own any Common Shares and (B) as of the Effective Date, other than as disclosed opposite its name on Schedule A to this Agreement, each Investor Group member and each Related Person does not currently have, and does not currently have any right to acquire, any interest in any other equity or debt securities of the Company or its subsidiaries (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or, any Synthetic Position (as defined below), or any other obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Shares, whether or not any of the foregoing would give rise to beneficial ownership, and whether or not to be settled by delivery of Common Shares, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement) or any other interest in the Company or its subsidiaries described in Sections 5(a)(viii) and 5(a)(ix) and such schedule includes each Investor Group member and all Related Persons that have any interest of the type described in this clause (a)(i)(B); (ii) this Agreement has been duly and validly authorized, executed and delivered by each Investor Group member, and constitutes a valid and binding obligation and agreement of each such member, enforceable against such member in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (iii) each Investor Group member has the authority to execute this Agreement on behalf of itself and to bind such member to the terms of this Agreement, including by virtue of having sole voting and dispositive power over all Common Shares and other interests in the Company and its subsidiaries as set forth opposite the name of such Investor Group member on Schedule A to this Agreement, if applicable; (iv) each Investor Group member shall cause each of its Related Persons to comply with the terms of this Agreement; and (v) the execution, delivery and performance of this Agreement by each Investor Group member does not violate or conflict with (A) any law, rule, regulation, order, judgment or decree applicable to it, or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.
(b)    The Investor Group jointly and severally represents and warrants that no Investor Group member and no Related Person has any voting commitments (written or oral) with the New Independent Trustee (as defined below) as of the Effective Date and agrees that no Investor Group member and no Related Person shall compensate or otherwise incentivize the New Independent Trustee for service or action on the Board or enter into voting commitments (written or oral) relating to the Company with any trustee or officer of the Company.
(c)    The Investor Group jointly and severally represents and warrants that no Investor Group member and no Related Person has, directly or indirectly, any agreements, arrangements or understandings with any person (other than such agreements, arrangements or understandings among the Investor Group and its Related Persons previously disclosed to the Company in its notice of intention to nominate candidates to serve as trustees of the Company and related materials, dated December 19, 2024 (the “Nomination Notice,” including any attachments and supplements made thereto) that are terminated pursuant to their terms automatically and concurrently with the execution of this Agreement) with respect to its investment in the Company or its subsidiaries, any strategic, capital, management or other operational matter with respect to the Company or its subsidiaries, any potential transaction involving the

Company or its subsidiaries, or the acquisition, voting or disposition of any securities of the Company or its subsidiaries.
(d)    The Investor Group jointly and severally represents and warrants that no Investor Group member and no Related Person has any control or influence over any compensation or other monetary payments to be received by the New Independent Trustee in connection with service as a trustee of the Company and that no Investor Group member and no Related Person is aware of any facts or circumstances that will prevent the New Independent Trustee from exercising independent judgment with respect to any matter involving the Company or items that may come before the Board or any of its committees.
3.    Withdrawal of Nomination Notice and Related Matters. Effective immediately upon the execution of this Agreement:
(a)    The Investor Group, on behalf of itself and its Related Persons, irrevocably withdraws (and shall be deemed to have so withdrawn) all trustee nominations and candidates and any related proposals, materials or notices submitted to the Company in connection therewith or related thereto, including the Nomination Notice.
(b)    The Investor Group, on behalf of itself and its Related Persons, hereby agrees that it will, and that it will cause its Related Persons to, immediately cease (and not resume) any and all efforts, direct or indirect, in furtherance of any solicitation (including any negative solicitation efforts) in connection with the 2025 Annual Meeting of Shareholders of the Company (including, without limitation, any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “2025 Annual Meeting”), the Company or the Company’s business, except for voting or directing the voting of Common Shares as permitted by Section 6 of this Agreement.
(c)    The Investor Group, on behalf of itself and its Related Persons, hereby acknowledges that each of the agreements referenced in the Nomination Notice terminate pursuant to their terms automatically and concurrently with the execution of this Agreement and all counterparties to such agreements are released, including the New Independent Trustee, from their obligations therein (and shall be deemed upon execution of this Agreement to have so terminated and released). The Investor Group jointly and severally represents and warrants that there does not exist any other agreement with the New Independent Trustee or other proposed candidates for election which relate to the nomination or solicitation of proxies of trustee candidates for election or other matters to be considered at the 2025 Annual Meeting.
4.    Board Matters.
(a)    Board Matters. The Company agrees that immediately upon the execution of this Agreement, the Board and the Corporate Governance/Nominating Committee of the Board shall take all necessary actions to increase the size of the Board from seven (7) trustees to eight (8) trustees and, in connection therewith, appoint Ron D. Sturzenegger (the “New Independent Trustee”) to the Board as an independent trustee to fill the vacancy created by the expansion of the Board.
(b)    Company Nomination of New Independent Trustee. During the Standstill Period, the Board, and all applicable committees of the Board, shall take all necessary actions to nominate and recommend the New Independent Trustee (or any Replacement Trustee (as defined below)) as a candidate for election to the Board at the 2025 Annual Meeting, and the Company agrees to recommend, support and solicit proxies for the election of the New Independent Trustee (or Replacement Trustee) at the 2025

Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company supports the Board’s other nominees.
(c)    Appointment of the New Independent Trustee to the Transaction Committee of the Board. The Company agrees that immediately following the appointment of the New Independent Trustee to the Board pursuant to this Agreement, the Board, and all applicable committees of the Board, shall take all necessary actions to appoint the New Independent Trustee to the Transaction Committee of the Board (the “Transaction Committee”), which committee was previously constituted to oversee the Company’s management and advisors in connection with the exploration, initiation, evaluation and negotiation of the Company’s publicly announced formal evaluation of strategic alternatives.
(d)    Service on other Board Committees. The Board shall, subject to compliance with all applicable stock exchange rules, consider appropriate appointments for the New Independent Trustee (or Replacement Trustee) to all Board committees as it would consider such appointments for other Board candidates, taking into account the composition of the Board, committee assignments and the needs and independence and eligibility requirements of the committees.
(e)    Board Policies and Procedures. Each Party acknowledges that the New Independent Trustee (or Replacement Trustee) shall be governed by (i) all applicable laws and regulations and (ii) all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board and shall be required to adhere strictly to the policies on confidentiality, insider trading and conflicts of interest imposed on all members of the Board. Each Party acknowledges that the New Independent Trustee shall be required to provide the Company with such information and authorizations as reasonably requested from all members of the Board as is required to be disclosed under applicable law or stock exchange regulations, in each case as promptly as necessary to enable the timely and accurate filing of the Company’s proxy statement and other periodic reports or legally required disclosures with the Securities and Exchange Commission (the “SEC”) and to applicable stock exchanges and regulatory authorities. The Company agrees that the New Independent Trustee shall receive the same compensation for service as a trustee as the compensation received by other non-management trustees on the Board. The Company agrees that, upon appointment to the Board, the New Independent Trustee shall receive (i) the same benefits of trustee and officer insurance as all other non-management trustees on the Board, (ii) the same compensation for his service as a trustee as the compensation received by other non-management trustees on the Board and (iii) such other benefits on the same basis as all other non-management trustees on the Board.
(f)    Replacement Rights. During the Standstill Period, if the New Independent Trustee is, solely due to his death or permanent incapacitation, no longer serving or able to serve as a trustee, and so long as the Investor Group continuously beneficially owns in the aggregate at least the lesser of (i) 2.0% of the then-outstanding Common Shares and (ii) 1,717,256 Common Shares (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), then the Company and the Investor Group shall cooperate in good faith to identify and mutually agree upon a substitute trustee (any such substitute trustee, a “Replacement Trustee”), and the Board shall take such actions as are necessary to appoint such Replacement Trustee to serve as a trustee of the Company for the remainder of the New Independent Trustee’s term. As a condition to such Replacement Trustee’s appointment to the Board, such Replacement Trustee shall (i) qualify as “independent” pursuant to the NYSE’s listing standards, the Company’s Corporate Governance Guidelines, and SEC rules and regulations, (ii) not be an employee or Affiliate of, and shall be independent from, any Investor Group member or its Related Persons, (iii) not be an individual who was previously nominated for election to the Board pursuant to the Nomination Notice; and (iv) if the Company desires, (a) submit to the Company a fully completed copy of the Company’s standard trustee & officer questionnaire and (b) consent to a customary background check. The Board shall, subject to compliance with all applicable stock exchange rules, consider appropriate appointments for the Replacement Trustee to all Board committees as it would consider such appointments for other Board candidates, taking into account the composition of the Board, committee assignments and the needs and independence and eligibility requirements of the committees. If a Replacement Trustee is appointed to the Board pursuant to this Section 4(f), the Board shall appoint such Replacement Trustee to the Transaction Committee, concurrently with such Replacement Trustee’s appointment to the Board. Any Replacement Trustee designated pursuant to this Section 4(f) replacing the New Independent Trustee prior to the mailing or delivery by notice and access of the Company’s definitive proxy statement for the 2025 Annual Meeting shall stand for election at the 2025 Annual Meeting together with the Company’s other trustee nominees. Upon a Replacement Trustee’s appointment to the Board, such Replacement Trustee shall be deemed to be the New Independent Trustee for all purposes under this Agreement.
5.    Standstill.
(a)    Except as otherwise set forth in or permitted by this Agreement, during the Standstill Period (as defined below), each Investor Group member shall not, and shall cause its respective Affiliates, Associates, principals, trustees, directors, general partners, officers, employees and, to the extent acting on behalf or at the direction of any of the foregoing, agents and other representatives (collectively, the “Related Persons” and each a “Related Person”) not to, directly or indirectly, without the prior written approval of the Board:
(i)    engage in any solicitation of proxies or written consents to vote (or withhold the vote of) any voting securities of the Company, or conduct any binding or nonbinding referendum with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote (or withhold the vote of) any securities of the Company;
(ii)    grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of shareholders) or deposit any voting securities of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect (excluding (A) customary brokerage accounts, margin accounts, prime brokerage accounts and the like and (B) any such voting trust, arrangement or agreement solely among the Investor Group members or any Related Person);
(iii)    engage in any course of conduct with the purpose of causing Third Party shareholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s shareholders for their vote at any meeting of the Company’s shareholders or by written consent;
(iv)    call or seek to call, or request the call of, alone or in concert with others, any meeting of shareholders, or action by consent resolutions, whether or not such a meeting or consent is permitted by the Articles of Amendment and Restatement of Declaration of Trust of the Company, as amended (the “Articles”), or the Amended and Restated Bylaws of the Company, as amended (the “Bylaws”), including any “town hall meeting”;
(v)    directly or indirectly, (A) nominate or recommend for nomination any person for election to the Board at the 2025 Annual Meeting, (B) submit any proposal for consideration at, or bring any other business before, any meeting of shareholders of the Company, (C) initiate, encourage or participate in any “vote no,” “withhold” or other campaign with respect to any meeting of shareholders of the Company, or (D) publicly or privately encourage or support any other shareholder to take any of the actions described in this Section 5(a);
(vi)    act, seek, facilitate or encourage any person to submit nominations or proposals, whether in furtherance of a “contested solicitation” or otherwise, for the appointment, election or removal of trustees or otherwise with respect to the Company or seek, facilitate, encourage or take any other action with respect to the appointment, election or removal of any trustees, other than as described in Section 6;
(vii)    make any announcement or proposal with respect to, or offer, seek, propose or indicate an interest in, separately or in conjunction with any other person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation submit a proposal or offer for, or make any communication in opposition to (A) any form of business combination or acquisition or other transaction relating to securities or indebtedness of the Company or a material amount of assets of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries, (C) any form of tender or exchange offer for the Common Shares, whether or not such transaction involves a change of control of the Company, or any securities or debt of any of the Company’s subsidiaries, (D) any financing transaction involving the Company or any of its subsidiaries, or (E) any liquidation or dissolution of the Company or any of its subsidiaries;
(viii)    purchase or otherwise acquire, or offer, seek, propose or agree to acquire, through swap or hedging transactions or other Synthetic Position, or otherwise (the taking of any such action, an “Acquisition”), any ownership (including beneficial ownership) of, or interest in (including economic interest in), any securities or assets of the Company such that after giving effect to any such Acquisition, the Investor Group or any of its Related Persons holds, directly or indirectly, in excess of a 3.0% interest in the then-outstanding securities of the Company;
(ix)    engage in any short sale, forward contract or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;
(x)    seek to advise, encourage, support or influence any Third Party with respect to the voting of (or execution of a written consent in respect of), acquisition of or disposition of any securities of the Company;
(xi)    other than in open market sale transactions whereby the identity of the purchaser is not known, sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities of the Company held by the Investor Group or any Related Person to any Third Party that, to the Investor Group’s knowledge (after due inquiry, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including, but not limited to, information in documents filed with the SEC), (A) is an Activist Shareholder or (B) would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership of, in the aggregate, more than 4.9% of the shares of voting securities of the Company outstanding at such time or would increase the beneficial ownership interest of any Third Party who, collectively with its Affiliates and Associates, has a beneficial or other ownership interest of, in the aggregate, more than 4.9% of the shares of voting securities of the Company outstanding at such time, except for Schedule 13G filers that are mutual funds, pension funds, index funds or investment fund managers with no known history of activism or known plans to engage in activism;
(xii)    knowingly take any action in support of or make any proposal or request that constitutes (or would constitute if taken): (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the voting standard with respect to trustee elections, number or term of trustees or to fill any vacancies on the Board, except as set forth in this Agreement, (B) any change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices, or dividend policy of the Company, (C) any other change in the Company’s management, business, or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Articles or Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(xiii)    pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act, communicate with shareholders of the Company or others;
(xiv)    form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act or otherwise) with respect to the Company or its securities (other than with the Investor Group members);

(xv)    demand a copy of the Company’s list of shareholders or its other books and records or make any request under Sections 2-512 and 2-513 of the MGCL or other applicable legal provisions regarding inspection of books and records or other materials (including stocklist materials) of the Company or any of its subsidiaries;
(xvi)    commence, encourage, join as a party, solicit or support any litigation, arbitration, derivative action in the name of the Company or any class action or other proceeding against or involving the Company or any of its current or former Company Related Persons (as defined below); provided, however, that the foregoing shall not prevent any Investor Group member, the Company or Related Person from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or a Company Related Person against it, or (C) responding to or complying with a validly issued legal process that it neither encouraged nor facilitated;
(xvii)    make or publicly advance any request or submit any proposal, directly or indirectly, to amend, modify or waive the terms of this Section 5 other than through non-public communications with the Company, which the Company may accept or reject in its sole and absolute discretion, that would not trigger public disclosure obligations for any member of the Investor Group or its Related Persons or reasonably be expected to trigger public disclosure obligations for the Company or any Company Related Persons;
(xviii)    make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement; or
(xix)    initiate any discussions with or enter into negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.
(b)    Notwithstanding any provision herein to the contrary, nothing in this Section 5 or elsewhere in this Agreement shall prohibit or restrict the Investor Group or its Related Persons from (i) communicating on a confidential basis with its directors, officers, employees, attorneys, accountants or financial advisors, (ii) communicating privately with members of the Board or executive officers of the Company regarding any matter, so long as such communications are not intended to and would not require any public disclosure of such communications; (iii) privately communicating to any of its current investors publicly available factual information regarding the Company (it being understood by the Investor Group and its current investors that such communications are to be confidential communications); (iv) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental authority, regulatory organization or stock exchange that has, or may have, jurisdiction over any Investor Group member or Related Person; or (v) privately communicating to any shareholders of the Company about matters concerning the Company in a manner that otherwise does not violate this Agreement, provided such communications are not publicly disclosed, are not undertaken with the intent to circumvent any of the provisions included in Sections 3, 4, 5, 6, or 7 of this Agreement and are understood by all Parties to be private. The Investor Group shall not, and shall cause its Related Persons not to, seek to do, directly or indirectly, through any trustee of the Company or other individual, anything that would be prohibited under this Agreement if done by the Investor Group or any Related Person.
(b)    For purposes of this Agreement:
(i)    “Activist Shareholder” shall mean, as of any date of determination, a person that has, directly or indirectly through its Affiliates or Associates, whether individually or as a member of a group (within the meaning of Section 13(d)(3) of the Exchange Act or otherwise), within the three-year period immediately preceding such date of determination: (1) publicly called or sought to call a meeting of the shareholders or other equityholders of any Public Company not publicly approved (at the time of the first such action) by the board of directors or similar governing body of such Public Company, (2) publicly initiated any proposal for action by shareholders (other than any proposal submitted by such person consistent with Rule 14a-8 of the Exchange Act) or other equityholders of any Public Company initially publicly opposed by the board of directors or similar governing body of such Public Company, (3) publicly sought election to, or to place a director or representative on, the board of directors or similar governing body of a Public Company, or publicly sought the removal of a director or other representative from such board of directors or similar governing body, in each case which election or removal was not recommended or approved publicly (at the time such election or removal is first sought) by the board of directors or similar governing body of a Public Company, or (4) publicly disclosed any intention, plan or arrangement to do any of the foregoing;
(i)    “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, however, that, for purposes of this Agreement, the Investor Group members shall not be deemed to be Affiliates of the Company and the Company shall not be deemed to be an Affiliate of the Investor Group;
(ii)    “Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, further, that, for purposes of this Agreement, the Company shall not be deemed an Associate of the Investor Group;
(iii)    “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;
(iv)    “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;
(v)    “Public Company” shall mean any entity that is subject to the reporting requirements of Sections 13 and 15(d) of the Exchange Act;

(vi)    “Standstill Period” shall mean the period commencing on the Effective Date and ending on the date that is thirty (30) calendar days prior to the last day of the advance notice period for the submission by shareholders of non-proxy access trustee nominations for the Company’s 2026 Annual Meeting of Shareholders (including, without limitation, any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “2026 Annual Meeting”) pursuant to the Bylaws;
(vii)    “Synthetic Position” shall mean any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions;
(viii)    “Third Party” shall mean any person that is not (A) a Party, (B) a member of the Board, (C) an officer of the Company or (D) a Related Person; and
(ix)    “Voting Exempt Matter” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a person that, in each case, results in a change in control of the Company or the sale of substantially all of the Company’s and its subsidiaries’ aggregate assets.
6.    Voting.
(a)    At each annual and special meeting of shareholders held prior to the expiration of the Standstill Period (and at any action taken by consent of shareholders during such period), the Investor Group agrees to (i) appear at such shareholders’ meeting or otherwise cause all Common Shares beneficially owned by the Investor Group and its Related Persons to be counted as present for purposes of establishing a quorum; (ii) vote, or cause to be voted, all Common Shares beneficially owned by the Investor Group and its Related Persons on the Company’s proxy card or voting instruction form (A) in favor of each of the trustees nominated by the Board and recommended by the Board in the election of trustees and against any proposals to remove any such members of the Board, (B) against any nominees to serve on the Board that have not been recommended by the Board, and (C) with respect to all other matters other than a Voting Exempt Matter, in accordance with the Board’s recommendations as identified in the Company’s proxy statement; and (iii) not execute any proxy card or voting instruction form in respect of such shareholders’ meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Board (such proxy card and/or form, the “Company’s Card”); provided, however, that with respect to any Voting Exempt Matter, the Investor Group and its Related

Persons shall have the ability to vote solely in their discretion, including, without limitation, in a manner opposite to the Board’s recommendation, on the Company’s Card, so long as the Investor Group and its Related Persons do not publicly disclose such vote; provided, further, that in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) make a recommendation that differs from the recommendation of the Board with respect to any proposal (other than regarding the election, removal or replacement of trustees), the Investor Group and its Related Persons shall be permitted to vote, or deliver, revoke or withhold consents, in accordance with any such recommendations by ISS or Glass Lewis on such proposal.
(b)    During the Standstill Period, not later than five (5) business days prior to each of the Company’s meetings of shareholders, the Investor Group shall vote in accordance with this Section 6 and shall not revoke or change any such vote.
(c)    For the avoidance of doubt, nothing in this Section 6 or elsewhere in this Agreement shall limit the New Independent Trustee in acting in accordance with his fiduciary duties in his service as a member of the Board.
7.    Mutual Non-Disparagement.
(a)    The Investor Group agrees that, during the Standstill Period, the Investor Group will not, and the Investor Group will cause each of its Related Persons not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory towards, or critical of, the Company or any of its past or present trustees, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the “Company Related Persons”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or the Company Related Persons, or to malign, harm, disparage, defame or damage the reputation or good name of the Company, any Company Related Person, or the Company’s business; provided, however, that the foregoing shall not prevent the Investor Group or its Related Persons from privately communicating to the Board factual information based on publicly available information.
(b)    The Company agrees that, during the Standstill Period, it will not, and it will cause the Company Related Persons not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, or take any action that is intended to result in a public statement of any kind, that might reasonably be construed to be derogatory towards, or critical of, the Investor Group or any of its Related Persons, or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Investor Group or its Related Persons, or to malign, harm, disparage, defame or damage the reputation or good name of the Investor Group, any Related Person, or the Investor Group’s or its Related Persons’ businesses; provided, however, that the foregoing shall not prevent private communications to the Investor Group or its Related Persons of factual information based on publicly available information.

(c)    Notwithstanding the foregoing, nothing in Section 5, this Section 7, Section 8 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws, rules or regulations (so long as such requirement is not due to a breach by any Party) or to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought; provided, that (i) such Party must, to the extent legally permissible, (A) provide written notice to the other Party at least five (5) business days prior to making any such statement or disclosure, (B) shall reasonably consider any comments of the other Party and (ii) the disclosing Party may in its sole discretion (and at its sole expense) seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and the other Party will reasonably cooperate with the Company to obtain any such protective order or other remedy.
(d)    The limitations set forth in Sections 7(a) and (b) shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Sections 7(a) and (b) if such statement by the other Party was made in breach of this Agreement.
8.    Public Announcements.
(a)    No later than the first business day following the execution of this Agreement, the Company shall issue a press release mutually agreed by the Company and ALM (the “Press Release”) announcing this Agreement, substantially in the form attached to this Agreement as Exhibit A. Prior to the issuance of the Press Release, the Company shall not and shall cause the Company Related Persons not to and the Investor Group shall not and shall cause the Related Persons not to issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure relating to such action without the prior written consent of the Company or ALM, as applicable. The Company shall not, and shall cause the Company Related Persons not to, and the Investor Group shall not, and shall cause the Related Persons not to make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release or the terms of this Agreement.
(b)    No later than four (4) business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting the appointment of the New Independent Trustee and appending or incorporating by reference this Agreement as an exhibit. The Company shall provide the Investor Group with a reasonable opportunity to review and comment on the Form 8-K prior to it being filed with the SEC and consider in good faith any comments with respect thereto.
(c)    The Investor Group shall not, and the Investor Group shall cause its Related Persons not to, during the Standstill Period, (i) issue a press release regarding the Company or in connection with this Agreement or the actions contemplated by this Agreement or (ii) otherwise make any public disclosure or announcement with respect to the Company or this Agreement or the actions contemplated by this Agreement that is inconsistent with the terms of this Agreement or in violation of the obligations set forth in Section 5 or Section 7, in each case without the prior written consent of the Company, which may be withheld at the Company’s sole discretion.
9.    Specific Performance. It is understood and agreed that money damages would not be an adequate remedy for any breach of this Agreement by any Party and the non-breaching Party shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by the non-breaching Parties, but shall be in addition to all other remedies available at law or equity to the non-breaching Party. The Parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages, and the Parties agree to waive any requirements for the securing or posting of any bond in connection with such remedy.
10.    Related Persons. A breach of this Agreement by any Related Person, if such Related Person is not a party to this Agreement, shall be deemed to occur if such Related Person engages in conduct that would constitute a breach of this Agreement if such Related Person was a party to the same extent as any member of the Investor Group.
11.    Termination.
(a)    Unless otherwise mutually agreed in writing by each Party, this Agreement shall terminate on the earliest to occur of (i) the termination of the Standstill Period and (ii) the consummation of a transaction with respect to a Voting Exempt Matter.
(b)    If this Agreement is terminated in accordance with this Section 11, this Agreement shall forthwith become null and void, but no termination shall relieve a Party from liability for any breach of this Agreement prior to such termination.
(c)    Notwithstanding the foregoing terms of this Section 11, Section 9 and Section 12 through Section 26 shall survive the termination of this Agreement.
12.    Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party), provided that such email notice is accompanied by a notice delivered pursuant to either clause (a) or (b) within twenty-four (24) hours of email receipt; or (c) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and email addresses for such communications shall be:
If to the Company:

Elme Communities
7550 Wisconsin Avenue
Suite 900
Bethesda MD 20814
Attention:     Drew Hammond, Chief Administrative Officer
Email:         dhammond@elmecommunities.com

with copies (which shall not constitute notice) to:

Hogan Lovells
555 13th Street, NW
Washington, DC 20004
Attn:         Paul D. Manca
Joseph Gilligan
Email:         paul.manca@hoganlovells.com
joseph.gilligan@hoganlovells.com

If to the Investor Group:

Argosy-Lionbridge Real Estate Securities, L.P.
900 West Valley Road, Suite 1000
Waynes, PA 19087
Attention:     Greg Morillo
Email:         gmorillo@argosylbm.com

13.    Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the Parties, and/or the interpretation and enforcement of the rights and duties of the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without regard to any conflict of laws provisions thereof.
14.    Jurisdiction. Each Party agrees, on behalf of itself and its Affiliates and Associates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement will be brought solely and exclusively in any state or federal court in the State of Maryland (and the Parties agree not to commence any action, suit or proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 12 will be effective service of process for any such action, suit or proceeding brought against any party in any such Maryland court. Each Party, on behalf of itself and its Affiliates and Associates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement, in any state or federal court in the State of Maryland, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such Maryland court that any such action, suit or proceeding brought in any such Maryland court has been brought in an improper or inconvenient forum.
15.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE

FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.
16.    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the Parties with respect to the subject matter of this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the Parties other than those expressly set forth in this Agreement.
17.    Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
18.    Waiver. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.
19.    Remedies. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by law or equity.
20.    Construction. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.
21.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.
22.    Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by the Company, on the one hand, and ALM, on the other hand.
23.    Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable solely by the Parties hereto and successors thereto. No Party may assign (by operation of law or otherwise) this Agreement or any rights or obligations hereunder without, with respect to any Investor Group member, the express prior written consent of the Company, and with respect to the Company, the prior written consent of ALM, and any assignment in contravention of the foregoing shall be null and avoid. Prior to entering into any agreement, arrangement or understanding with respect to, or effecting, any form of business combination or acquisition or other transaction relating to assets or securities of any Investor Group member, any form of restructuring, recapitalization or similar transaction with respect to any Investor Group member, any form of tender or exchange offer of any Investor Group member, or any liquidation of dissolution of any Investor Group member, in each case in one or a series of transactions, that does not directly result in the assumption of the obligations of the Investor Group under this Agreement, ALM will notify the Company and will arrange in connection therewith alternative means of providing for the obligations of the Investor Group in this Agreement, including by the assumption of such obligations by another Party.
24.    No Third-Party Beneficiaries. The representations, warranties and agreements of the Parties contained herein are intended solely for the benefit of the Party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.
25.    Counterparts; Facsimile / Electronic Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Agreement and/or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
26.    Expenses. Each of the Company and the Investor Group shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the matters contemplated hereby, including, without limitation, attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall reimburse the Investor Group for its reasonable documented out-of-pocket fees and expenses incurred in connection with the Investor Group’s involvement with the Company prior to the Effective Date and the negotiation and execution of this Agreement in an amount not to exceed $150,000.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.
ELME COMMUNITIES
By:    /s/ Paul T. McDermott
Name:    Paul T. McDermott
Title:    Chief Executive Officer

[Signature Page to Cooperation Agreement]

INVESTOR GROUP:
Argosy-Lionbridge Real Estate Securities L.P.
By:    Argosy-Lionsbridge GP, LLC, its general partner
By:    /s/ Gregory Morillo
Name:    Gregory Morillo
Title:    Managing Member
Argosy-Lionbridge Real Estate Securities Offshore, L.P.
By:    Argosy-Lionbridge GP, LLC, its general partner
By:    /s/ Gregory Morillo
Name:    Gregory Morillo
Title:    Managing Member
Lionbridge Capital I, LP
By:    Lionbridge Capital GP, LLC, its general partner
By:    /s/ Gregory Morillo
Name:    Gregory Morillo
Title:    Managing Member
Lionbridge Capital Offshore Fund LTD
By:    Lionbridge Capital GP, LLC, its general partner
By:    /s/ Gregory Morillo
Name:    Gregory Morillo
Title:    Managing Member
Argosy-Lionbridge GP, LLC
By:    /s/ Gregory Morillo
Name:    Gregory Morillo
Title:    Managing Member

[Signature Page to Cooperation Agreement]

Lionbridge Capital GP, LLC
By:    /s/ Gregory Morillo
Name:    Gregory Morillo
Title:    Managing Member
Argosy-Lionbridge Management, LLC
By:    /s/ Gregory Morillo
Name:    Gregory Morillo
Title:    Managing Member
/s/ David Butler
David Butler
/s/ John Kirwin, III
John Kirwin, III
/s/ Marion Kirwin
Marion Kirwin
/s/ Gregory Morillo
Gregory Morillo

/s/ Andrew Stewart
Andrew Stewart

[Signature Page to Cooperation Agreement]

SCHEDULE A
INVESTOR GROUP

Name	Number of Company Series Securities Beneficially Owned	Number of Company Series Securities Owned of Record
Argosy-Lionbridge Real Estate Securities, L.P.	252,257	100
Argosy-Lionbridge Real Estate Securities Offshore, L.P.	252,257	0
Lionbridge Capital I, LP	112,668	0
Lionbridge Capital Offshore Fund LTD	112,668	0
Argosy-Lionbridge GP, LLC	252,257	0
Lionbridge Capital GP, LLC	112,668	0
Argosy-Lionbridge Management, LLC	2,289,674	0
David Butler	2,289,674	0
John Kirwin, III	270,572	0
Marion Kirwin	27,270	0
Gregory Morillo	2,289,674	0
Andrew Stewart	2,289,674	0

Schedule A

EXHIBIT A
FORM OF PRESS RELEASE
NOT FOR IMMEDIATE RELEASE
Elme Communities Appoints Ron Sturzenegger
to Board of Trustees

BETHESDA, Md. – MARCH 19, 2025 – Elme Communities (the “Company”) (NYSE: ELME), a multifamily REIT with communities in the Washington, DC and the Atlanta metro areas, today announced the appointment of Ron D. Sturzenegger to its Board of Trustees (the “Board”), effective immediately. With Mr. Sturzenegger’s appointment as an independent trustee, the Board is now comprised of eight trustees, seven of whom are independent.

Mr. Sturzenegger brings more than three decades of finance and real estate experience to the Elme Board. He previously held positions at Bank of America Corporation and BofA Securities including Managing Director and Global Head of Real Estate, Gaming and Lodging Investment Banking. He currently serves on the Board of Directors of KBS REIT III, as well as the Board of Trustees of StepStone Private Markets Fund, StepStone Private Venture and Growth Fund, StepStone Private Infrastructure Fund and StepStone Private Credit Income Fund.

“Today’s announcement underscores the Board’s commitment to regularly refreshing its composition and maximizing value for shareholders,” said Paul T. McDermott, Chairman and Chief Executive Officer. “Ron has a clear understanding of the fundamentals of our business and extensive experience advising REITs through M&A processes. We are delighted to welcome Ron to the Board and look forward to benefiting from his expertise as we advance our ongoing process.”

In connection with his appointment as a trustee, the Board has also appointed Mr. Sturzenegger to serve on the transaction committee of the Board which was formed to oversee the previously announced formal evaluation of strategic alternatives.

“I am excited to join the Elme Board during this important time for the Company,” said Mr. Sturzenegger. “I intend to work closely with the Board and management team to help build on the momentum Paul and team have underway, and unlock the considerable value inherent in Elme and its assets.”

In connection with this announcement, the Company has entered into a cooperation agreement (the “Agreement”) with Argosy-Lionbridge Management, LLC (together with the other parties named therein, “ALM”), an Elme shareholder.

“We appreciate the constructive engagement we have had with the Elme Board and management team,” said Greg Morillo, CIO & Managing Partner of ALM, “We believe Elme has tremendous upside potential, and we are confident that Ron brings fresh perspectives to the Board that will be additive as the Company continues its ongoing strategic alternatives process. We are also pleased that the Company is enhancing its support of good corporate governance practices by opting out of MUTA.”

Pursuant to the Agreement, ALM has agreed to customary standstill, voting, and other provisions. In addition, Elme has agreed to waive the option to classify its Board under provisions of the Maryland Unsolicited Takeover Act (“MUTA”). The full text of the Agreement will be filed on Form 8-K with the U.S. Securities and Exchange Commission.

Advisors
In connection with the cooperation agreement and related matters, Goldman Sachs & Co. LLC is serving as strategic advisor to Elme, and Hogan Lovells US LLP is serving as legal counsel.

About Ron D. Sturzenegger
Ron D. Sturzenegger has over 30 years of experience in the real estate industry through his career at major financial institutions. Mr. Sturzenegger currently serves on the Board of Directors of KBS REIT III, a public, non-traded REIT focused in the office sector, and the Board of Trustees of StepStone Private Markets Fund, StepStone Private Venture and Growth Fund, StepStone Private Infrastructure Fund and StepStone Private Credit Income Fund.

He served in a variety of roles for Bank of America Corporation and BofA Securities, Inc. from 1998 until his retirement in 2018. Most recently, Mr. Sturzenegger was Enterprise Business & Community Engagement Executive at Bank of America, responsible for leading Bank of America’s strategy to integrate the delivery of its products and services to customers and clients in 90 key U.S. markets and driving global integration opportunities across the enterprise. Prior, he was on the Management Committee of Bank of America and was a Legacy Asset Servicing (LAS) Executive at Bank of America, whose responsibilities included resolving legacy mortgage issues following Bank of America’s acquisition of Countrywide Financial and Merrill Lynch, the management of the servicing of current, delinquent and at-risk loans, and the development and implementation of operational capabilities and processes to address regulators’ concerns regarding robo-signing. Earlier in his career he served as Managing Director and Global Head of Real Estate, Gaming and Lodging Investment Banking at Bank of America Merrill Lynch and its predecessor Bank of America Securities.

Prior to Bank of America, Mr. Sturzenegger served in various roles at Morgan Stanley in Real Estate Investment Banking. He began his career as a Financial Analyst with Bain & Company.

Mr. Sturzenegger serves on the Executive Committee for the policy advisory board for the Fisher Center for Real Estate & Urban Economics. He is a member of the advisory board of the Stanford Professionals in Real Estate.

Mr. Sturzenegger holds a Bachelor of Science Degree in Industrial Engineering from Stanford University and an MBA from Harvard Business School.

About Elme Communities
Elme Communities is committed to elevating what home can be for middle-income renters by providing a higher level of quality, service, and experience. The Company is a multifamily real estate investment trust that owns and operates approximately 9,400 apartment homes in the Washington, DC metro and the Atlanta metro regions, and owns approximately 300,000 square feet of commercial space. Focused on providing quality, affordable homes to a deep, solid, and underserved base of mid-market demand, Elme Communities is building long-term value for shareholders.
Note: Elme Communities' press releases and supplemental financial information are available on the Company website at www.elmecommunities.com or by contacting Investor Relations at (202) 774-3200.

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. Forward-

looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Elme Communities to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Additional factors which may cause the actual results, performance, or achievements of Elme Communities to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements include, but are not limited to: the risks associated with the outcome, objectives and timing of the strategic alternatives review, including the incurrence of costs and expenses and diversion of management’s time in connection with such review; the risks associated with ownership of real estate in general and our real estate assets in particular; the economic health of the areas in which our properties are located, particularly with respect to the greater Washington, DC metro and Sunbelt regions; risks associated with our ability to execute on our strategies, including new strategies with respect to our operations and our portfolio, including the acquisition of apartment homes in the Sunbelt markets and our ability to realize any anticipated operational benefits from our internalization of community management functions; the risk of failure to enter into and/or complete acquisitions and dispositions; changes in the composition of our portfolio; reductions in or actual or threatened changes to the timing of federal government spending; the economic health of our residents; the impact from macroeconomic factors (including inflation, increases in interest rates, potential economic slowdowns or recessions and geopolitical conflicts); risks related to our ability to control our expenses if revenues decrease; compliance with applicable laws and corporate social responsibility goals, including those concerning the environment and access by persons with disabilities; risks related to legal proceedings; risks related to not having adequate insurance to cover potential losses; changes in the market value of securities; terrorist attacks or actions and/or cyber-attacks; whether we will succeed in the day-to-day property management and leasing activities that we have previously outsourced; the availability and terms of financing and capital and the general volatility of securities markets; the risks related to our organizational structure and limitations of share ownership; failure to qualify and maintain our qualification as a REIT and the risks of changes in laws affecting REITs; and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2024 Form 10-K filed on February 14, 2025. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events, or otherwise.

Contact:
Amy Hopkins
Vice President, Investor Relations
E-Mail: ahopkins@elmecommunities.com